Exhibit 5.1

DRAFT. Subject to review

and comment by AGSH&F

Legal Opinion Committee

November 17, 2006

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, Suite C-300

Austin, Texas 78746-6550

Re:	American Physicians Service Group, Inc.
American Physicians Insurance Exchange
Registration Statement on Form S-4
Registration No. 333-137012

Ladies and Gentlemen:

We have acted as special counsel to American Physicians Service Group, Inc., a Texas corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company of up to 2,500,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) and of up to 10,295 shares of the Company’s Series A Redeemable Preferred Stock, par value $1.00 per share (“Preferred Stock”), in connection with the conversion and merger transactions described in the Registration Statement. The Common Stock and the Preferred Stock are collectively referred to as the “Company Shares”.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Company Shares has become effective under the Act and when issued, sold and delivered as described in the Registration Statement, the Company Shares will be duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following we express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

*****DRAFT*****

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

300 West Sixth Street, Suite 2100 / Austin, Texas 78701-3911 / 512.499.6200 / fax: 512.499.6290 / akingump.com